Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-8

(Form Type)

AUSTIN GOLD CORP.

(Exact Name of Registrant as Specified in its Charter)

Table I: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price (4)	Fee Rate	Amount of Registration Fee (5)
Equity	Common Shares, no par value per share	457(c) and Rule 457(h	2,733,842	(2)	$0.8770	$2,397,579.43	0.0001102	$264.21
Total Offering Amounts			2,733,842		$0.8770	$2,397,579.43	0.0001102	$264.21
Total Fees Previously Paid								$0.00
Total Fee Offsets								$0.00
Net Fee Due								$264.21

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (“Registration Statement”) shall also cover any additional shares of the common stock of Austin Gold Corp. (the “Registrant”) that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the outstanding shares of the Registrant’s common stock.

(2)	Represents shares of Common Stock of the Registrant issuable under the Plan.

(3)	Estimated solely for purposes of calculating the registration fee pursuant to Rules 457 (c) and (h) of the Securities Act on the basis of the average of the high and low prices for the Registrant's Common Shares as reported on the NYSE American on June 27, 2023.

(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act. Calculated in accordance with Section 6 of the Securities Act and Rule 457 under the Securities Act by multiplying 0.0001102 and the proposed maximum aggregate offering price.

(5)	The Registrant does not have any fee offsets.